Exhibit 10.1
Personal and Confidential

Dava E. Ritchea

March 22, 2024

Dear Dava:

    On behalf of everyone at AMG, I would like to tell you how pleased we are to offer you a position at AMG.  Further to our discussion, I would like to outline specific responsibilities of the position, terms of employment, compensation, and related matters.

You would join AMG as Chief Financial Officer on April 1, 2024, reporting to me. As Chief Financial Officer, you would be a member of AMG’s senior management team and your role would include global responsibility for AMG’s Corporate Finance, Accounting, Finance Operations, Treasury, Tax, and Investor Relations functions.

Your annual base salary would be $500,000, payable monthly in advance on the first business day of each month. Based upon your continued employment at the time of payment, your 2024 incentive compensation would be determined by the Compensation Committee of our Board of Directors.

In addition, subject to the approval of the Compensation Committee, you would be granted AMG performance-based restricted stock units with a total fair value of $3,500,000 as of the grant date (expected to be within 90 days following your joining AMG), with such award(s) pursuant to AMG award agreement(s) and subject to such vesting, performance conditions, and other terms as are determined by the Compensation Committee.

With respect to benefits, AMG offers an outstanding package, including medical, dental, and life insurance plans, and a 401(k) and Profit Sharing Plan.

    Your acceptance of this letter would also serve as confirmation to us that you are not subject to any contractual obligations (except for standard confidentiality and non-solicitation obligations to your prior employer) that would limit your ability to fulfill your AMG responsibilities, and that you will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, or bring to AMG’s premises any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party. As an at-will employee, either AMG or you may end this employment relationship at any time, with or without cause.

    This letter reflects the complete agreement between you and AMG regarding the terms of your employment with AMG and supersedes any other statements or agreements on or before the date of your signing this letter.

We are very enthusiastic about your joining our team. We believe you will contribute significantly to our business, and we would like you to join in AMG’s success.

777 South Flagler Drive, Suite 1401 East Tower, West Palm Beach, FL 33401 | +1 617 747 3300 | www.amg.com

                        Sincerely,

                        /s/ Jay C. Horgen

                        Jay C. Horgen
                        President and Chief Executive Officer

cc:    Alexandra K. Lynn, Chief Administrative Officer
    Kavita Padiyar, Managing Director, Chief Corporate Counsel, and Corporate Secretary

Accepted and agreed to:

/s/ Dava E. Ritchea
Name
March 22, 2024
Date

Please sign and return a copy to Human Resources to confirm your acceptance of our offer, and retain a copy for your records.